AMENDMENT
TO AMENDED AND RESTATED EXTENDED EXPENSE LIMITATION AGREEMENT BETWEEN OLD MUTUAL FUNDS I AND OLD MUTUAL CAPITAL, INC.
EFFECTIVE JANUARY 1, 2010

AS AMENDED JANUARY 1, 2010

This Amendment to the Amended and Restated Extended Expense Limitation Agreement effective January 1, 2010 (the “Agreement”), by and between Old Mutual Funds I and Old Mutual Capital, Inc., is effective as of January 1, 2010.

WHEREAS, the parties to the Agreement wish to amend the Agreement.

NOW THEREFORE, BE IT RESOLVED, that the Agreement is hereby amended as follows:

1.	Schedule A to the Agreement is hereby replaced with the Schedule A attached hereto.
2.	The Expense Period is the period beginning January 1, 2011 through December 31, 2019.
3.	The Agreement shall continue in effect through December 31, 2019.

IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of the day and year first written above.

Old Mutual Funds I		Old Mutual Capital, Inc.

By:	/s/ Julian F. Sluyters	By:	/s/ Mark E. Black
Name:	Julian F. Sluyters	Name:	Mark E. Black
Title:	President	Title:	Senior Vice President and Chief Financial Officer
Date:	September 22, 2009	Date:	September 22, 2009

SCHEDULE A

TO AMENDED AND RESTATED EXTENDED EXPENSE LIMITATION AGREEMENT BETWEEN
OLD MUTUAL FUNDS I AND OLD MUTUAL CAPITAL, INC.
EFFECTIVE JANUARY 1, 2010

AS AMENDED JANUARY 1, 2010

	Expense Limits
	Class A	Class C	Institutional Class	Class Z

Old Mutual Asset Allocation Balanced Portfolio	2.00%	2.75%	1.75%	1.75%
Old Mutual Asset Allocation Conservative Portfolio	2.00%	2.75%	1.75%	1.75%
Old Mutual Asset Allocation Growth Portfolio	2.00%	2.75%	1.75%	1.75%
Old Mutual Asset Allocation Moderate Growth Portfolio	2.00%	2.75%	1.75%	1.75%
Old Mutual Analytic Fund	3.00%	3.75%	2.75%	2.75%
Old Mutual Copper Rock Emerging Growth Fund	3.00%	n/a	2.75%	2.75%
Old Mutual International Equity Fund	3.00%	n/a	2.75%	2.75%